SUB-ITEM 77(C)

MORGAN STANLEY CALIFORNIA INSURED MUNICIPAL INCOME TRUST

On November 14, 2008, a Special Meeting of Shareholders of the Trust was scheduled in order to vote on the proposals set forth below. The Special Meeting of Shareholders was adjourned several times, most recently until January 23, 2009 with respect to proposal 1 only. The voting results with respect to all proposals were as follows:

(1) Approval of a modification to the Trust's investment policies to allow the Trust to invest, under normal market conditions, at least 80% of the Trust's net assets in municipal obligations which are covered by insurance guaranteeing the timely payment of principal and interest thereon and that are rated at least "A" by a nationally recognized statistical rating organization ("NRSRO") or are unrated but judged to be of similar credit quality by the Trust's Investment Adviser, or covered by insurance issued by insurers rated at least "A" by a
NRSRO:

                            FOR      AGAINST   ABSTAIN   BNV*
                         ---------   -------   -------   ----
Common Shareholders      5,117,575   438,895   401,670    0
Preferred Shareholders         707        73       139    0

(2) Approval of a modification to the Trust's investment policies to allow the Trust to invest up to 20% of the Trust's net assets in taxable or tax-exempt fixed income securities rated at least investment grade by a nationally recognized statistical rating organization or, if not rated, determined by the Trust's Investment Adviser to be of comparable quality, including uninsured municipal obligations, obligations of the U.S. government, its respective agencies or instrumentalities, and other fixed income obligations, and, during periods in which the Investment Adviser believes that changes in economic, financial or political conditions make it advisable to do so, to invest an unlimited extent in such investments for temporary defensive purposes. The Trust may also invest in options, futures, swaps and other derivatives:

   FOR      AGAINST   ABSTAIN   BNV*
---------   -------   -------   ----
4,870,111   475,346   374,413    0

(3) Eliminate certain fundamental policies and restrictions:

                                                                               FOR      AGAINST   ABSTAIN   BNV*
                                                                            ---------   -------   -------   ----
Eliminate fundamental policy restricting the Fund's ability to pledge
   assets................................................................   4,713,411   543,388   463,071    0
Eliminate fundamental policy restricting purchases of securities on
   margin................................................................   4,646,498   569,306   504,066    0
Eliminate fundamental policy prohibiting investments in oil, gas, and
   other types of minerals or mineral leases.............................   4,695,968   518,805   505,097    0
Eliminate fundamental policy prohibiting investments for purposes of
   exercising control....................................................   4,702,077   522,314   495,479    0
Eliminate fundamental policy regarding investments in unseasoned
   companies.............................................................   4,640,431   566,892   512,547    0
Eliminate fundamental policy prohibiting or restricting the purchase of
   securities of issuers in which trustees or officers have an interest..   4,646,970   583,971   488,929    0
Eliminate fundamental policy regarding purchase of common stock..........   4,775,694   513,021   431,155    0
Eliminate fundamental policy regarding the purchase or sale of puts,
   calls and combinations thereof........................................   4,681,742   592,144   445,984    0
Eliminate fundamental policy regarding the short sale of securities......   4,689,264   579,355   451,251    0
Eliminate fundamental policy prohibiting investments in other investment
   companies.............................................................   4,754,476   506,862   458,532    0

(4) Modify certain fundamental investment policies and restrictions:

                                                                               FOR      AGAINST   ABSTAIN   BNV*
                                                                            ---------   -------   -------   ----
Modify fundamental policy regarding borrowing money......................   4,726,495   529,582   463,793    0
Modify fundamental policy regarding loans................................   4,696,632   557,418   465,820    0
Modify fundamental policy regarding investment in commodities............   4,709,159   554,546   456,165    0
Modify fundamental policy regarding issuance of senior securities........   4,774,160   509,444   436,266    0

* Broker "non-votes" are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker does not have discretionary voting authority.